As filed with the Securities and Exchange Commission on May 7, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zix Corporation

(Exact name of registrant as specified in its charter)

Texas	75-2216818
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2711 North Haskell Avenue Suite 2300, LB 36 Dallas, Texas	75204
(Address of Principal Executive Offices)	(Zip Code)

2020 Inducement Equity Awards Authorized by Zix Corporation’s Board of Directors

(Full title of the plan)

Noah F. Webster

Chief Legal Officer

2711 North Haskell Avenue

Suite 2300, LB 36

Dallas, Texas 75204

(Name and address of agent for service)

(214) 370-2000

(Telephone number, including area code, of agent for service)

Copy to:

Don J. McDermett, Jr.

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

(214) 953-6454

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.01 per share)	635,500	$7.60	$4,829,800.00	$526.94

(1)

Covers, in addition to the number of shares of Zix Corporation common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this registration statement or otherwise issuable pursuant to the inducement equity awards (the “Inducement Awards”) authorized by Zix Corporation’s Board of Directors in November of 2020 in accordance with Nasdaq Listing Rule 5635(c)(4) (the “2020 Authorization”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the 2020 Authorization, as a result of one or more adjustments under the 2020 Authorization to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. As permitted by Nasdaq Listing Rule 5635(c)(4), the Inducement Awards have not been approved by the shareholders of Zix Corporation.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock on May 3, 2021, as quoted on the NASDAQ National Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of this registration statement on Form S-8 will be sent or given to employees as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed with the Commission (File No. 0-17995) by Zix Corporation, a Texas corporation (the “Company”), are incorporated by reference into this registration statement, in each case excluding any information “furnished” but not “filed,” unless the Company specifically provides that such “furnished” information is to be incorporated by reference:

(a)

the Company’s Annual Report on Form 10-K for the fiscal year ended December  31, 2020, including information incorporated by reference in the Form 10-K from the Company’s definitive proxy statement on Schedule 14A filed with the Commission on April 23, 2020;

(b)

all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the registrant document referred to in (a) above; and

(c)	the description of the Company’s common stock contained in its Registration Statement on Form S-3, dated June 1, 2020, and any amendment or report filed for the purpose of updating such description.

Each document filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Any statement contained in this registration statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Texas Business Organizations Code

Section 8.101 of the Texas Business Organizations Code (the “TBOC”) provides that an enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 if it is determined in accordance with Section 8.103 that (1) the person (A) acted in good faith, (B) reasonably believed (i) in the case of conduct in the persons’ official capacity, that the person’s conduct was in the enterprise’s best interests, and (ii) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful; (2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and (3) indemnification should be paid. Action taken or omitted by a governing person or delegate with respect to an employee benefit plan in the performance of the person’s duties for a purpose reasonably believed by the person to be in the interest of the participants and beneficiaries of the plan is for a purpose that is not opposed to the best interests of the enterprise. Action taken or omitted by a delegate to another enterprise for a purpose reasonably believed by the delegate to be in the interest of the other enterprise or its owners or members is for a purpose that is not opposed to the best interests of the enterprise. A person does not fail to meet the standard under Section 8.101(a)(1) solely because of the termination of a proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent.

Section 8.102(a) of the TBOC provides that, subject to Section 8.102(b), an enterprise may indemnify a governing person, former governing person, or delegate against (1) a judgment and (2) expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding. Section 8.102(b) of the TBOC provides that indemnification under that subchapter of a person who is found liable to the enterprise or is found liable because the person improperly received a personal benefit (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, (2) does not include a judgment, a penalty, a fine, and an excise or similar tax, including an excise tax assessed against the person with respect to an employee benefit plan, and (3) may not be made in relation to a proceeding in which the person has been found liable for (A) willful or intentional misconduct in the performance of the person’s duty to the enterprise, (B) breach of the person’s duty of loyalty owed to the enterprise, or (C) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise. Section 8.102(c) of the TBOC provides that a governing person, former governing person, or delegate is considered to have been found liable in relation to a claim, issue, or matter only if the liability is established by an order, including a judgment or decree of a court, and all appeals of the order are exhausted or foreclosed by law.

Section 8.103(a) of the TBOC provides that, except as provided by Subsections (b) and (c), the determinations required under Section 8.101(a) must be made by: (1) a majority vote of the governing persons who at the time of the vote are disinterested and independent, regardless of whether the governing persons who are disinterested and independent constitute a quorum; (2) a majority vote of a committee of the governing authority of the enterprise if the committee (A) is designated by a majority vote of the governing persons who at the time of the vote are disinterested and independent, regardless of whether the governing persons who are disinterested and independent constitute a quorum; and (B) is composed solely of one or more governing persons who are disinterested and independent; (3) special legal counsel selected by the governing authority of the enterprise, or selected by a committee of the governing authority, by vote in accordance with Subdivision (1) or (2); (4) the owners or members of the enterprise in a vote that excludes the ownership or membership interests held by each governing person who is not disinterested and independent; or (5) a unanimous vote of the owners or members of the enterprise. Section 8.103(b) of the TBOC provides that if special legal counsel determines under Subsection (a)(3) that a person meets the standard under Section 8.101(a)(1), the special legal counsel shall determine whether the amount of expenses other than a judgment is reasonable under Section 8.101(a)(2) but may not determine whether indemnification should be paid under Section 8.101(a)(3). The determination whether indemnification should be paid must be made in a manner specified by Subsection (a)(1), (2), (4), or (5). Section 8.103(c) of the TBOC provides that a provision contained in the governing documents of the enterprise, a resolution of the owners, members, or governing authority, or an agreement that requires the indemnification of a person who meets the standard under Section 8.101(a)(1) constitutes a determination under Section 8.101(a)(3) that indemnification should be paid even though the provision may not have been adopted or authorized in the same manner as the determinations required under Section 8.101(a). The determinations required under Sections 8.101(a)(1) and (2) must be made in a manner provided by Subsection (a).

Section 8.104 of the TBOC provides that an enterprise may pay or reimburse reasonable expenses incurred by a present governing person or delegate who was, is, or is threatened to be made a respondent in a proceeding in advance of the final disposition of the proceeding without making the determinations required under Section 8.101(a) after the enterprise receives: (1) a written affirmation by the person of the person’s good faith belief that the person has met the standard of conduct necessary for indemnification under this chapter; and (2) a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if the final determination is that the person has not met that standard or that indemnification is prohibited by Section 8.102. A provision in the governing documents of the enterprise, a resolution of the owners, members, or governing authority, or an agreement that requires the payment or reimbursement permitted under this section authorizes that payment or reimbursement after the enterprise receives an affirmation and undertaking described by Subsection (a). The written undertaking required by Subsection (a)(2) must be an unlimited general obligation of the person but need not be secured and may be accepted by the enterprise without regard to the person’s ability to make repayment.

Section 8.105(a) of the TBOC provides that, notwithstanding any other provision of that chapter but subject to Section 8.003 and to the extent consistent with other law, an enterprise may indemnify and advance expenses to a person who is not a governing person, including an officer, employee, or agent, as provided by: (1) the enterprise’s governing documents; (2) general or specific action of the enterprise’s governing authority; (3) resolution of the enterprise’s owners or members; (4) contract; or (5) common law. Section 8.105(b) provides that an enterprise shall indemnify an officer to the same extent that indemnification is required for a governing person. Section 8.105(c) provides that a person described by Section 8.105(a) may seek indemnification or advancement of expenses from an enterprise to the same extent that a governing person may seek indemnification or advancement of expenses. Notwithstanding any authorization or determination specified in these provisions, an enterprise may pay or reimburse, in advance of the final disposition of a proceeding and on terms the enterprise considers appropriate, reasonable expenses incurred by: (1) a former governing person or delegate who was, is, or is threatened to be made a respondent in the proceeding; or (2) a present or former employee, agent, or officer who is not a governing person of the enterprise and who was, is, or is threatened to be made a respondent in the proceeding. A determination of indemnification for a person who is not a governing person of an enterprise, including an officer, employee, or agent, is not required to be made in accordance with Section 8.103.

Section 8.106 of the TBOC provides that, notwithstanding any other provision of that chapter, an enterprise may pay or reimburse reasonable expenses incurred by a governing person, officer, employee, agent, delegate, or other person in connection with that person’s appearance as a witness or other participation in a proceeding at a time when the person is not a respondent in the proceeding.

Section 8.151 of the TBOC provides that, notwithstanding any other provision of that chapter, an enterprise may purchase or procure or establish and maintain insurance or another arrangement to indemnify or hold harmless an existing or former governing person, delegate, officer, employee, or agent against any liability: (1) asserted against and incurred by the person in that capacity; or (2) arising out of the person’s status in that capacity. The insurance or other arrangement established under this provision may insure or indemnify against the liability described by this provision without regard to whether the enterprise otherwise would have had the power to indemnify the person against that liability under the TBOC. Insurance or another arrangement that involves self-insurance or an agreement to indemnify made with the enterprise or a person that is not regularly engaged in the business of providing insurance coverage may provide for payment of a liability with respect to which the enterprise does not otherwise have the power to provide indemnification only if the insurance or arrangement is approved by the owners or members of the enterprise. For the benefit of persons to be indemnified by the enterprise, an enterprise may, in addition to purchasing or procuring or establishing and maintaining insurance or another arrangement: (1) create a trust fund; (2) establish any form of self-insurance, including a contract to indemnify; (3) secure the enterprise’s indemnity obligation by grant of a security interest or other lien on the assets of the enterprise; or (4) establish a letter of credit, guaranty, or surety arrangement. Insurance or another arrangement established under this provision may be purchased or procured or established and maintained: (1) within the enterprise; or (2) with any insurer or other person considered appropriate by the governing authority, regardless of whether all or part of the stock, securities, or other ownership interest in the insurer or other person is owned in whole or in part by the enterprise. The governing authority’s decision as to the terms of the insurance or other arrangement and the selection of the insurer or other person participating in an arrangement is conclusive. The insurance or arrangement is not voidable and does not subject the governing persons approving the insurance or arrangement to liability, on any ground, regardless of whether the governing persons participating in approving the insurance or other arrangement are beneficiaries of the insurance or arrangement. This provision does not apply in case of actual fraud.

Section 8.152(a) of the TBOC provides that an enterprise shall report in writing to the owners or members of the enterprise an indemnification of or advance of expenses to a governing person. Section 8.152(b) provides that, subject to Section 8.152(c), the report must be made with or before: (1) the notice or waiver of notice of the next meeting of the owners or members of the enterprise; or (2) the next submission to the owners or members of a consent to action without a meeting. Section 8.152(c) provides that the report must be made not later than the first anniversary of the date of the indemnification or advance.

Section 8.051 of the TBOC provides that an enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. A court that determines, in a suit for indemnification, that a governing person, former governing person, or delegate is entitled to indemnification under this section shall order indemnification and award to the person the expenses incurred in securing the indemnification.

Section 8.052 of the TBOC provides that on application of a governing person, former governing person, or delegate and after notice is provided as required by the court, a court may order an enterprise to indemnify the person to the extent the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. This section applies without regard to whether the governing person, former governing person, or delegate applying to the court satisfies the requirements of Section 8.101 or has been found liable (1) to the enterprise, or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity. The indemnification ordered by the court under this section is limited to reasonable expenses if the governing person, former governing person, or delegate is found liable (1) to the enterprise, or (2) because the person improperly received a personal benefit, without regard to whether the benefit resulted from an action taken in the person’s official capacity.

Articles of Incorporation and Bylaws

As permitted by the TBOC, the Company’s Restated Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) any act or omission where the liability of the director is expressly provided by statute.

In addition, the Company’s Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the TBOC whereby its directors, officers, employees, and agents generally are to be indemnified against certain liabilities to the fullest extent authorized by the TBOC or other applicable laws of the State of Texas. The Company also has an indemnification agreement with each member of its Board of Directors, each of which requires the Company to indemnify the indemnitee to the fullest extent permitted by applicable law against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement of any action, suit or proceeding brought against the indemnitee by reason of the fact that the indemnitee is or was serving as a member of the Company’s Board of Directors or any committee thereof. Each such indemnification agreement also provides that the Company must advance expenses incurred by the indemnitee in defending any such action, suit or proceeding, subject to reimbursement by the indemnitee should it be subsequently determined that indemnification is not available under applicable law. The Company also maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

The above discussion of the Company’s Articles of Incorporation, Bylaws and the TBOC is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Restated Articles of Incorporation of Zix Corporation, as filed with the Texas Secretary of State on November 10, 2005. Filed as Exhibit 3.1 to Zix Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference.

4.2	Second Amended and Restated Bylaws of Zix Corporation dated November 1, 2016. Filed as Exhibit 3.2 to Zix Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and incorporated herein by reference.

4.3	Restricted Stock Agreement (Time-Based Award), dated November 11, 2020, by and between Zix Corporation and Ryan Allphin. Filed as Exhibit 10.27 to Zix Corporation’s Annual Report on Form 10- K for the year ended December 31, 2020, and incorporated herein by reference.

4.4	Restricted Stock Agreement (Performance-Based Award — 2021 Annual Performance Period), dated November 11, 2020, by and between Zix Corporation and Ryan Allphin. Filed as Exhibit 10.28 to Zix Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, and incorporated herein by reference.

4.5	Restricted Stock Agreement (Performance-Based Award — 2022 Annual Performance Period), dated November 11, 2020, by and between Zix Corporation and Ryan Allphin. Filed as Exhibit 10.29 to Zix Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, and incorporated herein by reference.

4.6	Employee Stock Option Agreement, dated November 11, 2020, by and between Zix Corporation and Ryan Allphin. Filed as Exhibit 10.30 to Zix Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, and incorporated herein by reference.

4.7	Israel Award Plan of Zix Corporation, effective November 5, 2020. Filed as Exhibit 10.31 to Zix Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, and incorporated herein by reference.

4.8	Forms of Restricted Stock Unit Agreements Issuable Under Israel Award Plan. Filed as Exhibit 10.32 to Zix Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020, and incorporated herein by reference.

5.1*	Opinion of Baker Botts L.L.P.

23.1*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

23.2*	Consent of Whitley Penn LLP

24.1*	Power of Attorney (included on the signature page hereof).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Zix Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 7, 2021.

Zix Corporation (Registrant)

By:	/s/ Noah F. Webster

Noah F. Webster

Chief Legal Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints David J. Wagner, David E. Rockvam and Noah F. Webster, and each of them severally, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on May 7, 2021.

Signature	Title

/s/ David J. Wagner David J. Wagner	President and Chief Executive Officer, Director (Principal Executive Officer)

/s/ David E. Rockvam David E. Rockvam	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Robert C. Hausmann Robert C. Hausmann	Chair of the Board

/s/ Mark J. Bonney Mark J. Bonney	Director

/s/ Marcy Campbell Marcy Campbell	Director

/s/ Taher A. Elgamal Taher A. Elgamal	Director

/s/ James H. Greene, Jr. James H. Greene, Jr.	Director

/s/ Maribess L. Miller Maribess L. Miller	Director

/s/ Brandon Van Buren Brandon Van Buren	Director